SECOND SUPPLEMENTAL INDENTURE
Second Supplemental Indenture, dated as of May 7, 2018 (this “Second Supplemental Indenture”), among HC2 Holdings, Inc., a Delaware corporation (the “Issuer”), the Guarantors (as defined in the Indenture referred to herein) and U.S. Bank National Association, as trustee (the “Trustee”).
W I T N E S S E T H:
WHEREAS, the Issuer and the Guarantors have heretofore executed and delivered to the Trustee an indenture, dated as of November 20, 2014 (the “Indenture”), that governs the Issuer’s existing outstanding 11.000% Senior Secured Notes due 2019 (the “Notes”);
WHEREAS, Section 9.01(8) of the Indenture provides that the Indenture may be amended or supplemented without the consent of any Holder to make any change that does not materially and adversely affect the rights of any Holder;

WHEREAS, the execution and delivery of this Second Supplemental Indenture has been duly authorized and all conditions and requirements necessary to make this Second Supplemental Indenture a valid and binding agreement of the Issuer and the Guarantors have been duly performed and complied with;

WHEREAS, pursuant to Section 9.05 and Section 13.03 of the Indenture, the Issuer has delivered an Officer’s Certificate and an Opinion of Counsel to the Trustee stating, in the opinion of the respective signers, that all conditions precedent and covenants, if any, provided for in the Indenture relating the execution of this Second Supplemental Indenture have been satisfied, and that the execution of this Second Supplemental Indenture is authorized by the Indenture;

WHEREAS, all actions necessary to make this Second Supplemental Indenture a valid, binding and legal agreement of the Issuer and the Guarantors, have been done;

WHEREAS, the Issuer and the Guarantors, pursuant to the foregoing authority, propose in and by this Second Supplemental Indenture to amend the Indenture, and request that the Trustee join in the execution of this Second Supplemental Indenture; and

WHEREAS, pursuant to Section 9.05 of the Indenture, the Trustee is authorized to execute and deliver this Second Supplemental Indenture.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantors and the Trustee mutually covenant and agree for the benefit of each other and the equal and ratable benefit of the Holders as follows:
1.Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.Amendments to the Indenture.

(a)The following definition is hereby added to Section 1.01 of the Indenture in proper alphabetical sequence:
“Fugro Acquisition Agreement” shall mean that certain Business Purchase Agreement relating to the Fugro Trenching Business, dated October 11, 2017, between Fugro N.V. (as the Seller), Global Marine Systems Limited (as the Purchaser) and Global Marine Holdings (as the Purchaser Parent), including all schedules, exhibits and annexes thereto, as in effect on May 7, 2018.
(b)     Section 4.19 of the Indenture is hereby supplemented by adding language at the end of the second paragraph thereof as follows:

Furthermore, notwithstanding anything to the contrary in the foregoing or elsewhere in this Indenture, at all times on or after May 7, 2018, (A) no Subsidiary may be designated as an Unrestricted Subsidiary if, at the time of such designation, or as a result of such designation, and (B) no Investments may be made by the Company or any of its Restricted Subsidiaries in any Unrestricted Subsidiary if, at the time of, or as a result of, such designation or Investments: (i) the aggregate amount of consolidated total assets (defined in accordance with GAAP) of all Unrestricted Subsidiaries as of the last day of the most recent fiscal quarter for which internal consolidated financial statements of the Company are available shall not exceed 10.0% of the consolidated total assets of the Company as of such date, (ii) the aggregate consolidated enterprise value of all Unrestricted Subsidiaries as of the last day of the most recent fiscal quarter for which internal consolidated financial statements of the Company are available shall not exceed 10.0% of the sum of (x) the Loan Collateral and (y) to the extent not already included in the calculation of the Loan Collateral, such enterprise value of all Unrestricted Subsidiaries as of such date and (iii) the aggregate consolidated total revenues of all Unrestricted Subsidiaries for the twelve-month period ending on the last day of the most recent fiscal quarter for which internal consolidated financial statements of the Company are available shall not exceed 10.0% of the consolidated total revenues of the Company for such twelve-month period; provided that, for absence of doubt, each entity in the GMHL Group (as defined below) shall be an Unrestricted Subsidiary (unless and until such entity of the GMHL Group has been redesignated as a Restricted Subsidiary under this Indenture) for purposes of the provisions set forth in this sentence.

Additionally, beginning on May 7, 2018, notwithstanding the designation of Global Marine Holdings and any of its Subsidiaries that are, in each case, at such time designated as “Unrestricted Subsidiaries” under this Indenture (all such Unrestricted Subsidiaries, if and for so long as they continue to be designated as Unrestricted Subsidiaries under this Indenture, collectively, the “GMHL Group”), all of the covenants set forth in this Indenture will apply to the GMHL Group as if such entities were “Restricted Subsidiaries” under this Indenture; provided, however that, notwithstanding the covenant in Section 4.10 of this Indenture, the restrictions and conditions described in Section 3.1(j)(v) of Schedule 10 to the Fugro Acquisition Agreement (the “GMSL Restrictions”) will be permitted to be included in the limited liability company agreement of GMHL or the governing documents of Global Marine Systems Limited; provided further that at any time while the GMSL Restrictions exist, the GMHL Group shall also be prohibited from incurring any indebtedness that would cause the “Leverage Ratio” (as defined in Schedule 10 to the Fugro Acquisition Agreement), pro forma for such incurrence, to exceed 2.50:1.00 at the time of incurrence; provided further that (x) for purposes of the calculation of “Consolidated Net Income”, the GMHL Group shall not be treated as “Restricted Subsidiaries”, (y) in connection with any transaction involving the Company and/or any of its Restricted Subsidiaries (without giving effect to this paragraph) and the GMHL Group, the GMHL Group shall continue to be, and be treated as, Unrestricted Subsidiaries and (z) any member of the GMHL Group may make Investments in or engage in transactions with any other member of the GMHL Group as if they were all non-guarantor Restricted Subsidiaries under this Indenture (without giving effect to this paragraph).

3.Ratification of Indenture; Second Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

4.No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator, member or stockholder of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or the Guarantors under the Notes, this Supplemental Indenture, the Indenture, the Note Guarantees, the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

5.Severability. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6.Governing Law; Waiver of Trial by Jury. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SECOND SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

7.No Adverse Interpretation of Other Agreements. This Second Supplemental Indenture and the Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Second Supplemental Indenture or the Indenture.

8.Counterparts. The parties hereto may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

9.Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

10.The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and the Guarantors. This Second Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. In entering into this Second Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

11.Successors. This Second Supplemental Indenture shall be binding on the Issuer, the Guarantors, the Trustee and the Holders and their respective successors and assigns, and shall inure to the benefit of such parties and their respective successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first above written.

HC2 HOLDINGS, INC.

By
Name: Michael J. Sena
Title: Chief Financial Officer

HC2 BROADCASTING HOLDINGS INC.

By
Name: Michael J. Sena
Title: Vice President

HC2 HOLDINGS 2, INC.

By
Name: Michael J. Sena
Title: Chief Financial Officer

ARBINET CORPORATION

By
Name: Michael J. Sena
Title: Chief Financial Officer

HC2 INTERNATIONAL HOLDING, INC.

By
Name: Michael J. Sena
Title: Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title: